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                                                                    EXHIBIT 99.1




             Metropolitan Mortgage & Securities Co., Inc. Announces Preferred Stock Listing on the American Stock Exchange


Spokane, WA, January 25, 2002 / Metropolitan Mortgage & Securities Co., Inc. announced today that its Series E-7 Preferred Stock has been approved for listing on the American Stock Exchange (Amex) under the ticker symbol MPD.PR. The listing becomes effective Friday, January 25, 2002.

The stock can be purchased through Metropolitan Investment Securities, Inc.'s broker-dealer representatives.

"This is an exciting day for us at Metropolitan, " said C. Paul Sandifur, Jr., Chairman, President and CEO of Metropolitan Mortgage & Securities Co., Inc. "We have been providing superior securities products to the investment community for almost 50 years. The listing of our E-7 Preferred Stock on the exchange is a milestone for us and our investors."

Ron Pellegrino, General Manager of Metropolitan Investment Securities, Inc., continued, "We have selected LaBranche & Co. LLC., as our exchange specialist. They are well respected in the market and we look forward to working with them."

Metropolitan Mortgage & Securities Co., Inc., headquartered in Spokane, Washington, was founded in 1953 by C. Paul Sandifur, Sr. Metropolitan Mortgage & Securities is a family-owned business with over $1.3 billion in assets. The company provides a wide range of financial services and investment products nationwide.

For more information, contact Ron Pellegrino at Metropolitan Investment Securities, Inc., (800) 631-1316.